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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

CORPORATE PARTICIPANTS

Kevin Williams Illumina, Inc. - Dir. - IR

Jay Flatley Illumina, Inc. - Pres, CEO

Marc Stapley Illumina, Inc. - CFO, SVP

Christian Henry Illumina, Inc. - SVP and GM, Genomic Solutions

CONFERENCE CALL PARTICIPANTS

Tycho Peterson JPMorgan Chase & Co. - Analyst

Doug Schenkel Cowen and Company - Analyst

Amanda Murphy William Blair & Company - Analyst

Bill Quirk Piper Jaffray & Co. - Analyst

Isaac Ro Goldman Sachs - Analyst

Nandita Koshal Barclays Capital - Analyst

Dan Arias UBS - Analyst

Dan Leonard Leerink Swann & Company - Analyst

Peter Lawson Mizuho Securities USA - Analyst

Sung Ji Nam Cantor Fitzgerald - Analyst

Jon Groberg Macquarie Research Equities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, welcome to the Fourth Quarter and Full Year 2011 Illumina Earnings Conference Call. My name is James and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of the conference.

I would now like to turn the call over to Mister Kevin Williams. Please proceed.

Kevin Williams - Illumina, Inc. - Dir. - IR

Good afternoon, everyone, and welcome to our earnings call for the fourth quarter of 2011. During the call we will review our financial results released today after the close of the market, offer commentary on our commercial activity, and provide financial guidance for 2012 after which we will host a question and answer session. If you have not had a chance to review the earnings release it can be found in the investor relations section of our website at illumina.com.

Today our call will be accompanied by slides which can also be found on our IR website. Presenting for Illumina today will be Jay Flatley, President and Chief Executive Officer, Christian Henry, Senior Vice President and GM, Genomic Solutions and Marc Stapley, Senior Vice President and Chief Financial Officer. This call is being recorded and the audio portion will be archived in the investor section of our website.

It is our intent that all forward-looking statements regarding our expected financial results and commercial activity made during today’s call will be protected under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties, actual

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

events and results may differ materially from those projected or discussed. All forward-looking statements are based upon current information available and Illumina assumes no obligation to update these statements.

To better understand the risks and certainties that could cause actual results to differ we refer you to the documents that Illumina files with the Securities and Exchange Commission including Illumina’s most recent Forms 10-Q and 10K.

With that I will now turn the call over to Jay.

Jay Flatley - Illumina, Inc. - Pres, CEO

Good afternoon, everyone, and thanks for joining us today. Given the release of our 14D-9 and the number of investors and media new to the Illumina story I plan to discuss more of our background than I normally would on a typical earnings call.

I want to begin with a few slides describing who we are, the markets in which we participate and a bit of our history.

Illumina is a global leader in genomic analysis with market leading positions in both DNA sequencing and microarrays. Founded in 1998 and headquartered in San Diego, we have over 2,100 employees and a global distribution channel with direct sales in all major countries. We estimate that approximately 90% of the world's DNA sequencing data is generated using Illumina sequencers. We have an unmatched history of innovation resulting in nine platform systems in the market and a rich pipeline of exciting new products that we will introduce over the next few years.

Our product development engine has allowed us to overtake the leader in the microarray business to take the number one position and subsequently to take over the leadership in DNA sequencing to assume clear leadership in that market as well. We believe we are singularly positioned in the nascent but rapidly growing next-generation sequencing market.

NGS is poised to become the key technology to deliver on the promise of personalized medicine and to drive the routine use of genomic information in medical practice. Our leadership will allow us to capture large market share from compelling new opportunities in molecular diagnostics, reproductive health, cancer management, and industrial end markets such as agricultural, biotechnology, veterinary medicine and forensics.

We have a solid track record of operational performance and execution over a period of many years, a record that is rare in the industry and will continue to create shareholder value.

Illumina serves four interrelated markets. The core business of the Company has been in life sciences research, a market of about $4 billion today. We have undisputed leadership in both sequencing and microarrays with the sequencing business continuing to exhibit the fastest growth rate in the overall life sciences market.

The applied markets are closely related and have been largely enabled by high throughput DNA sequencing. We have now developed a high-growth recurring revenue business in both the livestock and agricultural segments which represents approximately 12% of our shipments. Low-cost sequencing has enabled the discovery of key variants in plants and animals that confer favorable traits. Once discovered, these variants are then deployed on microarrays to allow large-scale screening for these traits. Emerging opportunities here include forensics and pet genomics.

The current addressable molecular diagnostics market is about $3 billion in size. It is largely infectious disease testing today but is rapidly expanding into new areas like non-invasive prenatal testing and cancer. Our strategy is to broadly enable the large number of labs pursuing molecular diagnostics using NGS, while we focus internally on our proprietary cancer discovery programs.

In the long run, the consumer market will become one of the largest market opportunities particularly in sequencing, but today it is just beginning to emerge. We believe that in the not very distant future, infants will be sequenced at birth and their genetic profile will be used to manage their health throughout their lifetime. Similarly, adults will become sequenced either as part of their routine medical care or as part of a broad population-based sequencing program.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Innovation is in our DNA. Since 2001, our compound average growth rate of revenue has been 83%. Our five-year compound annual growth rate of EPS is 26%. Strategically we have invested in R&D at a percentage rate higher than our peers, resulting in a rich product portfolio to drive growth. After going public at the tail end of the dotcom bubble as a recently minted start-up, we began to develop innovative products that enable large-scale genomics discoveries. For example we launched the BeadLab system in mid-2002 which was responsible for generating more than 60% of the data for phase 1 of the international HapMap project. In mid-2005 Illumina launched its first whole genome genotyping array, the Human-1 BeadChip, which included over 100,000 markers.

The continuous improvements to the array product line have allowed us to become the number one microarrays supplier in the world by a large margin. In the course of six years we have increased the content capacity on one array from 100,000 markers to 20 million markers, a staggering increase of 142% per year.

In January 2007 Illumina completed the acquisition of Solexa, an early stage company that had developed a breakthrough genomics scale sequencing technology. This was a rare transformative acquisition that allowed both 100 times improvement in throughput and 100 times reduction in sequencing cost compared to existing technologies. In April 2010 we launched the HiSeq 2000 and redefined the trajectory of sequencing, now with the ability to sequence five complete human genomes per run at the lowest cost per base in the industry.

Over the 10-year period ending in January 2012 we have delivered 1,129% return to our shareholders.

We ended 2011 on a positive note. We recorded our second largest order quarter in our history with the exception of Q4 2009, when we received a massive order from China. Our book-to-bill ratio was 1.2 in the quarter, resulting in a strong backlog entering 2012. Revenue grew 6% sequentially in spite of the US continuing resolution and we grew revenue 17% for the year. EPS for the quarter and the year were up over 20%. While the US was stable, shipments ex US grew 20% sequentially.

Along with our partner, Siemens, we submitted a pre-IDE for MiSeq with an HIV assay and expect a full submission later this year.

Our former CFO, Christian Henry is now dedicated to running our Genomics Solutions business and is also on the call with us today. I would like to thank Christian for his outstanding contributions as CFO and for doing double duty for over two years.

With that quick background, let me hand the mic over to Marc Stapley, our new CFO. Marc was formerly a Senior Vice President of Finance at Pfizer and has been a wonderful addition, a great cultural fit and brings a wealth of large multinational, financial, and operational experience.

Marc Stapley - Illumina, Inc. - CFO, SVP

Thanks, Jay. Good afternoon, everyone, and thank you for joining us today. During this section of today’s call I will review our fourth-quarter financial results and discuss our financial guidance for 2012. I’ll then turn the call back to Jay and he will provide an update on our commercial progress, the state of our business and markets and the tender offer from Roche.

As Jay mentioned, fourth-quarter 2011 revenues of $250 million increased 6% sequentially due to the successful ramp of MiSeq shipments as our newest sequencing product continues to attract strong orders. Revenues for the quarter decreased 4% compared to Q4 2010 as the year ago quarter included a significant number of HiSeq shipments associated with our Genome Analyzer trading program and a significant volume of HiScan SQ shipments.

Revenue for 2011 was $1.056 billion, which represents an increase of 17% over 2010, reflecting primarily growth in instruments and related consumables year over year.

Instrument revenue for the fourth quarter was $80 million, representing an 11% sequential improvement driven by the volume of MiSeq shipments previously discussed. Instrument revenue decreased 27% year over year, driven by the Q4 2010 Genome Analyzer trading program and HiScan SQ shipments previously mentioned.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Consumable revenue for the quarter was $144 million compared to $145 million in the third quarter and $132 million in the fourth quarter of 2010. On a sequential basis, consumable revenue was approximately flat as an increase in sequencing consumables was offset by a decrease in microarray consumables. The decrease in microarray consumables on a sequential basis was due to a mix shift towards the [ex sum] array and the inability to ramp the supply chain sufficiently to meet the increased demand. The ex sum array has far exceeded our expectations as we have received over 1 million samples and orders to date.

The improvements in sequencing consumables were the result of a large sequencing install base and increased sequencing pull through per instrument. On a year-over-year basis, consumable revenue grew approximately 9% also driven by the expansion of our sequencing instruments install base.

In our discussion of growth margin and operating expenses I will highlight our adjusted non-GAAP results, which exclude non-cash stock compensation expense, restructuring and other non-cash items. I encourage you to review the GAAP reconciliation of non-GAAP measures included in today’s earnings release.

Our adjusted gross margin for the fourth quarter was 70.2%.This compares to 68.9% last quarter and 65.1% in the fourth quarter of 2010.The gross margin included a one-time catch-up benefit in the quarter resulting from improvements in HiSeq reliability. Subsequent quarters will benefit from these improvements as well.

The year-over-year gross margin increase was driven primarily by a favorable mix of consumables versus instrument revenue and higher ASPs on the HiSeq 2000 as the 2010 Genome Analyzer trading program negatively impacted the ASPs in the fourth quarter last year. Adjusted research and development expenses for the quarter were $37 million or 15% of revenues compared to 17.4% of revenue in the third quarter and 14.5% of revenue in the fourth quarter of 2010.

The sequential decline of $4 million results from the actions we took during the quarter to consolidate our development sites as discussed during our third-quarter call. Adjusted SGA expenses were $46 million or 18.3% of revenue in the quarter compared to 22.2% of revenue in the third quarter and 19.4% of revenue in the fourth quarter 2010.The sequential decline of $6 million results from the reduction in force discussed on our last call.

Non-GAAP net income was $44 million for the quarter and non-GAAP EPS was $0.35. We reported GAAP net income of $12 million or $0.09 per diluted share in the quarter compared to $38 million or $0.25 per diluted share in the prior year period. As discussed during our third-quarter earnings call we realigned the Company's organizational cost structure, given funding uncertainties in the global economic environment.

As a result we recorded a restructuring charge of $8.1 million in the quarter and expect to incur another $6 million in the first half of 2012 as we complete those plans. GAAP net income for the quarter also includes a $30 million largely non-cash charge primarily for the [cease use] loss associated with the relocation of our corporate headquarters as well as the legal settlement gain of $2.3 million.

During the fourth quarter, we generated record cash flow from operations of $108 million. We used approximately $27 million for capital expenditures resulting in $81 million in free cash flow. This compares to $69 million in free cash flow in the fourth quarter of last year. We ended the year with approximately $1.2 billion in cash and short-term investments.

Looking ahead to 2012, we expect revenue for the year of between $1.1 billion and $1.175 billion representing continued topline growth. Gross margins are anticipated to be around 70% for the year and our non-GAAP EPS is expected to be between $1.40 and $1.50, assuming a full-year pro forma tax rate of 33% and stock compensation expense of approximately $105 million. Based on the current stock price we are estimating full year weighted average diluted shares outstanding for non-GAAP purposes to be approximately 135 million shares.

For the first quarter of 2012 we expect revenues between $250 million and $260 million and a gross margin of approximately 69%. Assuming approximately 133 million in weighted average diluted shares outstanding for non-GAAP purposes and stock compensation expense of approximately $25 million, we expect non-GAAP EPS in the first quarter of $0.29 to $0.32.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

At this point I will turn the call back over to Jay.

Jay Flatley - Illumina, Inc. - Pres, CEO

Thanks Marc. To begin, I would like to discuss several key results from the 4th quarter ticked.

Overall, we were pleased with our results in Q4 despite spending almost the entire quarter under a continuing resolution which funded the NIH down 1.5% versus 2011.While it is hard to be certain that Q3 2011 was the bottom, many of the issues that we saw in Q3 have improved. While the global funding environment remains uncertain and peak stimulus continues to roll off the adjusted 2012 NIH budget is now known and has increased 1% versus 2011. While we understand that the potential exists for NIH funding to be cut by as much as 8% in 2013, we believe that such a profound reduction in NIH funding is an unlikely scenario.

Turning now to another challenge we faced in Q3, our customers’ adjustment to the sequencing throughput of our V3 Consumable Kit, that has also improved. Utilization of HiSeqs increased slightly to $273,000 in Q4 but we see several reasons to be encouraged. We are implementing a price increase in late Q1, HiSeq utilization trends have increased in Europe and Asia-Pacific, sequencing consumables orders grew 60% sequentially in Q4 and we expect our new TruSeq Exome enrichment pricing to directly improve utilization.

We believe sample acquisition logistics continue to improve as well. Indexing workflow changes are becoming more routine and researchers library generation has been scaled to meet the throughput of our V3 kits. Anecdotally, Q4 felt like customers were getting back to work.

I would like to now turn to some specific results from the quarter. Q4 was a record for array orders. Whole genome custom and focused array orders all grew sequentially with custom array orders growing over 50% sequentially and genotyping arrays up 60% sequentially. Two large consumer orders were placed in Q4 as well, including one from ancestry.com for approximately $7 million.

Turning to our sequencing business, total sequencing revenue in Q4 grew slightly over a year ago, attributable to increasing sequencing consumables and the first quarter of volume shipments of MiSeq. As we experienced in previous quarters approximately 90% of HiSeq orders and shipments in Q4 were to customers outside of the major genome centers.

Total sequencing consumable revenue grew over 30% compared to Q4 of last year. Both HiSeq and GA pullthrough increased sequentially. We are pleased that HiSeq consumable orders in Q4 totaled more than in all of fiscal year 2010.

In our services business, we had a record revenue quarter and shipped 900 complete human genomes, our largest number to date. In Q2 we expect to announce premium services products using the fast turnaround capability of the HiSeq 2500, coupled with a hand sample prep and new informatics software.

I would like to now pick up the presentation on slide 12.With the addition of the HiSeq 2500 and 1500 we now have seven instruments in our sequencing portfolio that span the full range of market requirements. Our flagship product is the HiSeq 2500, offering the lowest cost per base and multiple sequencing modes.

The HiSeq 1500 is the single flow cell lower throughput, lower-priced version of the 2500.The HiScan SQ is the world’s only system that can both sequence and can scan microarrays. MiSeq, our desk top entry, has had a very successful launch and is well-positioned to penetrate the diagnostics market as well as to address the needs of our existing Illumina customers. One key aspect of this product line, of course, is that all these systems run on our same — on the same proprietary SPS chemistry which gives us enormous leverage when we launch new platforms into the market.

In 2012, we will further enhance MiSeq to expand its breadth of performance and applications. We will provide less expensive and lower output kits to run applications that don’t require the full capability of the current MiSeq. At the same time we are also increasing the throughput of MiSeq by about a factor of 3, increasing the read length to 2 by 250 bases and reducing cycle times yet again.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

The new version of MiSeq can achieve up to 7 billion bases per run and is ideally suited for running deep coverage targeted cancer panels. The enhanced MiSeq will be commercially available in the middle of 2012 and our current install base is upgradable with a simple no-charge enhancement to the instrument.

We have been in active discussions with over 70 clinical partners interested in using the MiSeq for diagnostic applications. Approximately 50% of orders for MiSeq are from clinical or commercial customers unlike the high predominance of academic customers buying HiSeqs. We expect to submit the MiSeq platform to the FDA for 510-k approval before year end.

At the top end of the product line, the HiSeq platform has been extremely well adopted into the clinical markets and has in fact truly created a new market for high throughput clinical tests. In high throughput applications, HiSeq is an ideal instrument because it has the ability to tackle sequencing problems that require high depth to detect rare events or to multiplex very large numbers of samples.

We doubled our placements into the clinical market in 2011 versus 2010. We show on this slide a sampling of organizations working on clinical HiSeq assays particular for applications that require large sampling numbers.

In the sequencing market, our customers are increasingly focused on speed to result. The HiSeq 2500 is a new product we announced last month with a throughput of the HiSeq 2000 but also capable of sequencing a full human genome in a day. We have accelerated the imaging, improved cycle times and reduced the imaging area. Cluster generation is automated and done on board the instrument, ideal in a clinical setting.

This technology uses a special flow cell and reagents and has achieved quality better than or equal to what we get with a 600 G/run. In the genome in a day mode, the HiSeq 2500 is capable of running up to 20 Exomes in a day or up to 30 RNA-seq samples in five hours. We expect to deploy this technology in our services business this month.

In Q2 we expect to announce some premium products in our services business that use the speed of the 2502 to do a genome in a day and couple it with enhanced sample prep and informatics to reduce the overall cycle time to result. This capability will become very critical for applications such as clinical sequencing. The instrument itself will become available as the HiSeq 2500 in the second half of the year. The HiSeq 2000 will be field upgradable for a cost of $50,000.

Next-generation sequencing is a core technology for any researcher doing modern life science research. We have seen over the last month a number of important announcements that demonstrate the continued potential for very large investments in high throughput sequencing. In Connecticut, $200 million was allocated for Jackson Labs. In the UK, over $500 million of funding for Biomedical Research. The New York Genome Center, a consortium of 11 academic institutions, was funded at about $125 million. And in Canada, grants for $67 million of next-gen sequencing.

And recently a very exciting announcement from the Faroe Islands, the first country to announce that they intend to sequence their entire population of 50,000 people. We are now working with them to make that program a reality.

Over the next few years we believe there will be some very large new sequencing markets emerging. If you assume $1,000 genome with a 1% penetration the clinical trials market would be an incremental $24 million in annual revenue, the cancer market about $250 million and a newborn screening about $350 million in incremental revenue. In total, over $600 million in emerging market opportunities at a 1% penetration.

We think many of these markets are going to grow to 10% quite quickly particularly in markets like cancer, where we think in the next few years it would be almost irresponsible for a physician treating a cancer patient to not have that tumor sequenced.

We have a rich and deep R&D pipeline and here is a glimpse of what we think are some of the key technical and market developments coming over the next few years. There are going to be many more sample types that become available for sequencing as the technology improves including paraffin-embedded samples. There are approximately 100 million of these tissues, particularly cancer tumors, embedded in paraffin that will become accessible with new sample prep technology that we will bring to market. Circulating tumor cells to detect diseases early in blood will become a large market. And we are pushing the sequencing now down to the range where we will in the next year or two be able to robustly sequence single cells.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

This will begin to give the ability to examine the heterogeneity of cancer tumors the next frontier in cancer tumor analysis.

From an assistance performance perspective, we continue to make major improvements in as many degrees of degrees of freedom. We will continue to make our clusters denser by at least a factor of 2. Our cycle times can get much faster and we have a number of programs focused on long reads and long-range haplotyping. These advancements will open up new markets such as the ones we talked about in clinical and forensic, cancer and newborn screening and in the long run, the biggest market of all, which is the consumer market.

Over the next few years, we will productize a number of new assays as well. We have not yet found the ultimate limit of our SBS chemistry, but at some point it probably will top out. So we are working on Chemistry A that has cycle times potentially down as low as 10 seconds, very high accuracy and the ability to do long reads. This assay could work both with light base and lightless detection systems and have very low reagent cost. Chemistry A is sequencing today inside of Illumina.

We are also working on another chemistry we call Chemistry B. This is a single molecule chemistry with very long reads and very fast runs but we think with some fundamental advantages over the other single molecule chemistry that had been brought to market that suffer from very low accuracy. This would yield an extremely low-cost device and low-cost runs.

In conclusion, we think we have a very exciting product line-up for 2012. You’ll see Illumina continue to innovate. We have a focus on strong operational execution to drive leverage in our income statement while maintaining our technological leap. The total market is emerging very rapidly and will be a key story in 2012. The overall sequencing market potential is enormous, and Illumina has the technology, people, and infrastructure to continue to lead this market.

Our discussion this afternoon flows well into our next slide. Our reasons for rejecting Roche’s unsolicited offer to acquire Illumina for $44.50 per share. We provided significant detail on our position in our press release and our 14D-9 today; but in short, our Board — with assistance from independent financial and legal advisors — determined that Roche’s offer dramatically undervalues Illumina and that it is not in the best interest of our shareholders.

I am sure you can tell we feel strongly about this. We think it is clear from our track record and market leadership that Illumina is securely positioned to capitalize on tremendous market opportunities in the years ahead. Our industry is nascent and we are on the verge of personalized medicine becoming a reality.

Illumina has the promise and potential to experience extraordinary growth in the years ahead as genetic information becomes broadly applied beyond molecular biology research and into molecular diagnostics, reproductive health and cancer management.

We would also note that we have a solid track record of performance in execution, not just in this most recent quarter but also over many years. This record is rare in the industry and we believe we will continue to create value for our stockholders.

We have seen in the press that Roche has no Plan B. We don’t disagree with that statement since there simply is no other company like Illumina. Despite the innovation growth and shareholder value Illumina has delivered to date we have only scratched the surface of the market opportunity we see in genetic analysis and diagnostics. Our market position, technology platform and pipeline management team and culture make us uniquely positioned to execute on this remarkable opportunity. It is the Board’s responsibility to protect and pursue the past that has the highest probability of delivering the tremendous value that Illumina expects to continue to create for its shareholders.

For all these reasons and more, our Board has rejected Roche’s grossly inadequate offer.

Thank you for your time and we will now open the lines for questions.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Tycho Peterson with JPMorgan.

Tycho Peterson - JPMorgan Chase & Co. - Analyst

First one maybe, Jay, on that 2500. You know as you think about your install base today, how should we think about the upgrades to customers on terms of the percentage of customers you think upgrade maybe this year and next and as we think about utilization as well in terms of 600G versus genome in a day how do you think about the next utilization going forward on the 2500?

Jay Flatley - Illumina, Inc. - Pres, CEO

I would say to start that we have been very pleased with the customer response to the 2500 and now spent. We are already accepting orders and beginning to get a fair number of those in to date. We think there’s a fairly likelihood of a reasonable percentage upgrading in the next 12 months and we don’t know exactly what that might be, but certainly it may be in the 25% range plus. Maybe up to 50%.

We do think that in large installations if you had a sequencing shop that had 20 or 25 sequencers, you probably wouldn’t do them all. You might begin by doing five or 10 of them to take advantage of the genome in a day and then see how your mix of projects evolves over time to decide whether to continue to upgrade.

In terms of utilization if you are doing large-scale projects where lowest cost per base is the key driving criteria, most of those customers will stick with the 600G output because time isn’t particularly critical. I think there will be a large number of customers that use this selectively in the genome in a day mode for rapid turnaround for clinical applications in places where they don’t want to wait for enough samples to fill up a full run. They can take advantage of the single day output.

For example if you are doing [exomic] sequencing you can load up the machine without waiting for hundreds of exomes to be indexed to run in the 10-day mode of the 600G. So it’s hard to tell in advance exactly what that mix is going to look like but I think it will be used interactively.

Tycho Peterson - JPMorgan Chase & Co. - Analyst

And then you mentioned the price increase on the V3 kits. You know was this telegraphed to customers during the quarter? Do we think about them buying ahead of the price increase or how do we think about that dynamic?

Jay Flatley - Illumina, Inc. - Pres, CEO

It was. Customers are aware of the price increase. There may be some buying in Q1 in advance of that. You know, we are not counting on that happening but there probably will be some.

Operator

Doug Schenkel with Cowen and Company.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Doug Schenkel - Cowen and Company - Analyst

So can you talk about any pro-active measures you guys are taking to minimize the distraction on your organization related to the Roche bid? I guess there’s two dynamics to this. One, are you still able to recruit top talent as you always have been able to? Any concern related to that? And then I guess externally how are you managing this news with customers?

Jay Flatley - Illumina, Inc. - Pres, CEO

We do have a number of constituencies that are critically important here, our employees as well as our customers as our stockholders. And the message we have given to both our customers and our employees is that it is business as usual. We are hunkered down and delivering on the products, delivering on the operational side of the business and on the order side of the business. I think in some ways, it has been a catalyst for our team to make sure that we continue to deliver and I don’t think that we’ve run the risk of taking our eye off the ball in any way there.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Yes. Just to add in my group it has absolutely been a galvanizing event for us and quite frankly we have some (technical difficulties) that people immediately got right back to work and I am very happy with how things are going internally.

Doug Schenkel - Cowen and Company - Analyst

Okay thanks for that. And then a question specific to the HiSeq franchise. In the past, I think you have talked about a number and I may be slightly off but something like 30 to 35, 30 to 40 new customers coming in almost every quarter ordering HiSeqs. Did that continue in Q4 and is that your expectation moving forward even with a series of new product announcements made by you and others in next gen sequencing?

Jay Flatley - Illumina, Inc. - Pres, CEO

Yes, we think it will. I would say that the number we saw in Q4 was down slightly from our average but not materially. But we continue to believe that there’s a market there particularly with the 2500 enhancement as we began to push more and more into the clinical space with HiSeq. We think that we are broadening the market, that there’s more clinical adoption.

You saw on the slide that I displayed just a sampling of the customers that are beginning to use HiSeqs in the clinic, and we are really excited about this because in many of these applications the goal is to run a complex diagnostic test at price points that are dramatically less than the existing much simpler test. And because you can multiplex so many samples together on the HiSeq and particularly if you can turn that around in a single day, it becomes a very potent clinical device. And so we continue to be optimistic about broadening out the market.

Operator

Amanda Murphy with William Blair.

Amanda Murphy - William Blair & Company - Analyst

I had a question on the diagnostics side of things. Obviously you talked quite a bit about that, but I am curious. Given the challenges that we have seen on the data side and interpretation of some of the sequencing, different magnitude of sequencing data that is being generated, how do you centralize? Do you think next gen sequencing can be in clinical diagnostics? Is this something that is going to evolve over time or is it something that you could see being pervasive in the near term?

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Jay Flatley - Illumina, Inc. - Pres, CEO

Did you say decentralize, Amanda, is that what you said?

Amanda Murphy - William Blair & Company - Analyst

Yes, I did.

Jay Flatley - Illumina, Inc. - Pres, CEO

Well, I think that we are taking a number of steps to try to deal with the data management problem and the announcement of [BaseSpace] was a key step in that direction particularly for the clinical customers that are not used to large IT infrastructures and don’t want to have to deal with that. BaseSpace, I think, offers a fantastic solution for data management, for backup, for elastic computing power and, frankly, low-cost storage as the curves begin to cross between the cloud and local storage which we think will probably happen in the next 12 months.

So that product line, I think, is strategically positioned to deal with this problem.

The second dimension of the problem, of course, has to do with the ability to actually algorithmically analyze the data. And we are certainly working hard there across a number of fronts to improve the performance of our base collars of our aligners, of all of the work we do in the secondary analysis in cancer in particular, which is more challenging.

And then some of the application work that we’re doing in BaseSpace as we begin to deploy an app store into that environment, we will begin to address the tertiary application need and we will sort of leverage the ecosystem of third-party software developers to put applications in BaseSpace to allow you to do analysis across a broad range of samples. And so, I think that whole ecosystem we are building will be a big step and an important one for clinical customers.

Amanda Murphy - William Blair & Company - Analyst

Okay. And just a follow-up to Doug’s earlier question. Curious if there has been any meaningful reaction on the customer side related to the Roche bid or are people just sort of focused on getting back to work as you said?

Jay Flatley - Illumina, Inc. - Pres, CEO

I don’t — I mean, we have obviously gotten some responses from customers but not the kind of response where they’ve said, we are going to stop ordering from Illumina. I mean you can see in the press various articles of the people that have been interviewed about reactions to the bid.

But I think even for our customers it is business as usual. They want to keep doing their projects, they want to use the best technology in the market and that continues to be Illumina technology.

Operator

Bill Quirk with Piper Jaffray.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Bill Quirk - Piper Jaffray & Co. - Analyst

First off, Jay, given the ONT announcement here recently to go it alone as it relates to strand sequencing, I certainly appreciate the commentary around Chemistry B. Any additional color here in terms of when you might be able to go commercial with that? Obviously, given the fact that ONT is talking about a 2012 launch.

Jay Flatley - Illumina, Inc. - Pres, CEO

Talking about the 2012 launch, yes. We are not prepared today to disclose anything more about that chemistry other than the fact that we are excited about both Chemistry A and Chemistry B and the various market segments that those could potentially address.

As you are well aware and many others are, any new chemistry takes a long time before it can reach sort of robust commercial performance and that was certainly true with our SBS chemistry. And I think it will be true with ONT's chemistry or anybody else's' in fact that is brand-new. And so even though they plan to go commercial this year there will be questions around, can it achieve the overall accuracy and robust performance that a chemistry like ours has achieved over a period of six or eight years now.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

I also think the other thing as Jay pointed out in his remarks is that the SBS chemistry, we continue to improve the SBS chemistry and we haven't really found the top of the performance curve on that either from a read length and data accuracy of speed. And so you know you can expect us to continue evolving our product and our technology there as well as developing Chemistry A and Chemistry B.

Jay Flatley - Illumina, Inc. - Pres, CEO

And I might suggest as well that our vision in the out years a couple of years from now is that there may not be one single chemistry that is ideal for all applications. There may be particular types of chemistry that are better for long reads but may make other sacrifices. There may be some that are better for a fast turnaround. There may be others that are more accurate, and so, part of the reason we are working on these multiple chemistries is that over time it may make sense to actually deploy different types of chemistries for different applications.

Bill Quirk - Piper Jaffray & Co. - Analyst

Understood. And then I guess this is a follow-up and it is somewhat unrelated but you let the cat out out of the bag so to speak, Jay, by calling Roche's offer grossly inadequate. And so I guess as you're thinking about the business and the evaluation where is the number where Illumina starts to get interested?

Jay Flatley - Illumina, Inc. - Pres, CEO

We are certainly not going to comment on anything related to numbers in the marketplace. I mean, we have had two offers presented to us by Roche. We very diligently evaluated those offers in the context of our strategic plan, of our operating plan and of our forecast. The key responsibility of the Board of Directors in this case is to really focus on creation of shareholder value and compare those offers to what we believe we could do as a standalone company. And the decision of the Board to date has been that those offers were not going to give the kind of value back to our shareholders that we would as a standalone company.

And so today, we've really had only those two offers and that is all we can comment on at the moment.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Operator

Isaac Ro with Goldman Sachs.

Isaac Ro - Goldman Sachs - Analyst

Jay, just wondering if you could help us think about the path of commercialization for Chemistry A and B and, specifically, should we assume that Chemistry A will be at least partially compatible with your current instrumentation base just given your comments on it sort of being either light or non-light-based?

Jay Flatley - Illumina, Inc. - Pres, CEO

I wouldn’t necessarily imply that. I mean, it could be most optimally deployed in a different type of instrument. So it wouldn’t necessarily be compatible. It could theoretically be perhaps but that’s sort of a product development decision that will make down the line and will really depend upon how we want to optimize the portfolio, how we segment the market and our ability to do differential pricing. And so that is an evaluation yet to come.

Isaac Ro - Goldman Sachs - Analyst

Okay and then maybe one topic that has been lost in the noise here is the efforts you have in the PCR franchises and you’ve talked, I think, a little bit about having a library available of consumables maybe in the second quarter. So maybe just if you can qualify or quantify how you measure success in that part of the business this year and then maybe longer-term what your goals are into that franchise as it relates to the rest of the business.

Jay Flatley - Illumina, Inc. - Pres, CEO

Sure. Yes, the overall revenue contribution from the Eco product isn’t large enough yet for us to call it out specifically in the script or in the slides but certainly it is one that we have a lot of emphasis on. We have formed a new business unit around this and led by [Mark Lewis] and, very importantly, we think driving the revenue in this market is going to depend on having a family of reagents to run on the platform and we will launch those in the second quarter.

We have got some proprietary technology we are deploying in those assays that we think will give us a significant advantage in overall performance compared to the competitors. And we have the ability not only to deploy that assay in our existing Eco box but to sell the assays into the entire install base of qPCR systems.

Operator

Nandita Koshal with Barclays Capital.

Nandita Koshal - Barclays Capital - Analyst

Jay, could you comment on Illumina’s strategy for accessing the diagnostics market? What sort of investments would this need on an organic basis as you reorient from being a research focused organization primarily? And then what does your pipeline of external partnerships look like to achieve that?

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Jay Flatley - Illumina, Inc. - Pres, CEO

I wouldn’t say we have reoriented toward diagnostics. I think what we recognized a couple of years ago is that diagnostics, most of your diagnostics was going to be an emerging market opportunity where sequencing over time will become the core technology. And as a result of that we began making investments in the field a couple of years ago and formed our diagnostics business run by Greg Heath.

We have now broken that into two separate pieces. Greg is focused on developing diagnostic products that we will run through the FDA and those will be the result of our internal discovery programs. And we are doing that in three cancer areas and we will be through the validation phase of those three cancers by the middle of the year. And so we are cautiously optimistic about what we might find there and that would result in proprietary assays that we would deploy.

The second part of this, of course, is the recent formation of the TCG group, the Translational Consumer Genomics group. And this is a group that we put together under Matt Posard’s leadership to focus on CLIA customers in particular in the consumer market. And there is a very large number of high throughput CLIA laboratories that we think we were underserving previously, the way our distribution and product development was set up.

So we have dedicated a fair amount of resources to Matt’s organization and his charter is to go after that translational market full-bore. And as we said in the script we have now discussions underway with at least 70 potential customers for deploying the technology into clinical type applications and we have announced publicly a couple of those partnerships. Obviously, Sequenom is one. Very large potential market in [trizome] testing. We think it is about $1 billion per year. There’s four or five different companies going after this; Sequenom is the only one with an assay on the market today but there are several others not far behind Sequenom. And at the moment at least we are at the supplier of the sequencing technology to all those customers.

Second major partnership we have announced is the one with Siemens. Initially focused on the HIV essay but, certainly, an opportunity to expand that relationship to bring other assays on to the MiSeq platform in conjunction with Siemens.

Nandita Koshal - Barclays Capital - Analyst

Okay. Very helpful. And, Jay, could you elaborate further on the timing within your view of the development of the sequencing-based diagnostics market that you shared with us? What is the size of that business for you today or the opportunity? And what will be the medium-term outlook 2013, 2014? And in that context how does that ecosystem need to develop? Because it is not just about the technology for instance the regulatory side, the medical side, could you comment on that? Thank you.

Jay Flatley - Illumina, Inc. - Pres, CEO

Right now, it is a sub $100 million business for us but it is a very rapidly growing part of our business. And one where we mean to apply more resources as I described, what we are doing in the TCG business.

We think that there are a number of different things we need to do to be successful in diagnostics. Clearly we need to modify to some extent our — the way our products are configured. Many clinical customers want the technology to change more slowly than our customers do in the research market, to have better lot tracking, to have better built-in reporting into the systems, to have increased ease of use and greater degrees of integration. These are all directions we are taking our overall product development pipeline.

The other factors, of course, we need to be involved with is the regulatory side and the reimbursement side. We built up a regulatory team inside the Company, very competent team and this has given us the ability now to put our platforms through the FDA which we think is a critical step to allow third parties to put their assays onto the system and get them through the FDA, so we are quite competent there.

The billing and reimbursement is an area that we have not yet made a big investment in but we probably will over the next year or two and that could be either organically or through a potential acquisition.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Operator

Dan Arias with UBS.

Dan Arias - UBS - Analyst

Apologies if either of these have been asked already but, Jay, how should we think about the [GAs] in the field at this point? I guess is there or will there be a program to get folks from the GA to the 2500?

Jay Flatley - Illumina, Inc. - Pres, CEO

There is now. So we offer continue to offer trade in value for the Genome Analyzers. We don’t think everyone is going to trade them in in the next 12 months, but we are encouraging our customers to make that step up to the 2000 or the 2500. And the other factor of course is that some customers may want to trade out the GA for MiSeq, depending on what GA they have. They may want to use a MiSeq rather than a Genome Analyzer.

Dan Arias - UBS - Analyst

Are you placing GAs at this point or is that pretty much through at this stage?

Jay Flatley - Illumina, Inc. - Pres, CEO

It is pretty close to end-of-life for us. I mean we are doing some remanufacturing of GAs but we are not building new ones, and so I think over — certainly in 2012 we will begin to end of life that product in terms of manufacturing. Clearly we will continue to support it in the field for a long period of time going forward; but as you appropriately questioned at the beginning, the incentive for us is to get those customers onto our newer platforms if at all possible.

Dan Arias - UBS - Analyst

And I guess does the speed and the throughput that we will probably see with the 2500 make submission of that platform to the FDA something that makes strategic sense at this point? Or is that probably just going to be better served through either the MiSeq or some of the later stage products?

Jay Flatley - Illumina, Inc. - Pres, CEO

I think it certainly could be. It will depend to some extent on how we see the customer demand evolving. If we begin to have a material number of customers coming to us saying they want to get FDA approved assays running on the 2500, then we would be incentivized to take that product through.

Because that wasn’t built from the very beginning with full design control, it would be a little bit more difficult for us to do it. We would have to go back and do some remediation of the design control documents. And so it would be a bit more costly, but certainly if customer demand is sufficient we are prepared to do it.

Operator

Dan Leonard with Leerink Swann.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Dan Leonard - Leerink Swann & Company - Analyst

I was hoping you could offer up some more color around the guidance assumptions for 2012 be it instruments versus consumables or arrays versus sequencing and/or price volume and mix assumptions on the consumables side.

Jay Flatley - Illumina, Inc. - Pres, CEO

Christian, will you answer that?

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Sure. When we look at the guidance for the year what we were thinking about is a return to sequential growth like we saw in the fourth quarter and so we think the revenues will grow over time over the course of the quarters. Of course, we have got new products coming out in the second half of the year with the 2500 ramping and the MiSeq improvements ramping.

We expect consumable revenue to keep growing as the sequencing install base improves, and also the use per system improved slightly. We saw that improvement in the fourth quarter over the third quarter. People have largely gotten back to work as Jay pointed out and I think that we see some opportunity there.

Of course there’s still the backdrop of funding in the second half of the year. That is still a bit uncertain, but right now we feel pretty good about the numbers that we put out there going into the year. And we are happy to get back on track with providing guidance. And right now our focus is, let’s get the first quarter out of the way and keep moving through the year.

Jay Flatley - Illumina, Inc. - Pres, CEO

And we are not really prepared to give guidance to any greater level of granularity than what we provided.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Yes.

Dan Leonard - Leerink Swann & Company - Analyst

Thank you. And for my follow-up question, Christian, the first-quarter guidance, I’m wondering why you wouldn’t assume the bigger sequential revenue growth given that your book-to-bill in Q4 was 1.2? If they are offset — thinking about — .

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Yes, well, we are still if you think about we did have a very strong order quarter. There’s no doubt about that. And typically those orders will be shipped over the first half of the year. So more of them in the first quarter than the second, of course.

But we are still constrained with respect to MiSeq manufacturing capacity and also on the array side, for example, the Exome product we’ve scaled up dramatically. Our order flow was much much more than we ever anticipated yet we are still a little bit constrained there. So we gave the guidance and considering those factors, as well as basically Q1 is typically the lowest order quarter of the year. And so those three things put together kind of gets you in that 250 to 260 range.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Operator

Peter Lawson with Mizuho Securities.

Peter Lawson - Mizuho Securities USA - Analyst

Just with the Roche bid, has this changed the outlook in — the strategic outlook for perhaps to accelerate product commercialization or the way the salesforce is selling?

Jay Flatley - Illumina, Inc. - Pres, CEO

No. I think obviously as part of the evaluation of the offer we looked very hard again at our strategic plan and it was, frankly, quite timely because our strategic planning cycle ends in the month of January. So we work on this every year and so the plan was fresh.

We reviewed that with our Board and there were no specific changes to the strategic plan that came out of any considerations having to do with the Roche offer. So as I mentioned it’s business as usual. We are focused on executing our strategies and we believe that the plan is a good one and that we will execute well against it.

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

Of course we will start the 2013 strategic plan in another few months.

Jay Flatley - Illumina, Inc. - Pres, CEO

That’s right. Here we go.

Peter Lawson - Mizuho Securities USA - Analyst

And then for guidance, what does that incorporate for improving end markets or any or an unchanged end market? How are you looking at that?

Christian Henry - Illumina, Inc. - SVP and GM, Genomic Solutions

We probably didn’t — we won’t give that level of granularity but as Jay pointed out in his remarks we see the funding environment still has some challenges probably in the back half of this year but overall it has improved a little bit from where we were in Q3. And so we have taken that into consideration.

And we have also taken into consideration the fact that our revenue is starting to shift to more commercially oriented customers. We saw that over the course of the year in the fourth quarter of — what was it, Marc? About 26% of our revenue was derived from commercially oriented customers.

And so this is a really important indication that new funding sources are going to come into the market as our products move deeper and deeper into clinical applications. And that should give us obviously opportunities to grow but also opportunities to reduce or dampen some of the volatility that NIH type funding swings might cause.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Jay Flatley - Illumina, Inc. - Pres, CEO

Yes, I think the conclusion there is that we took as balanced an approach as we could. We thought about the increasing commercial penetration that Christian talked about, the emergence of these diagnostic markets, the continuing growth in the install base of sequencers building up their potential free agent flow. And of course took into consideration the risks associated with the funding environment which we think is particularly acute in the US, less so in Europe and Asia. And in fact, Asia has performed quite strongly for us here over the last couple of quarters and from a shipment perspective is extremely strong in Q4.

Operator

Sung Ji Nam with Cantor Fitzgerald.

Sung Ji Nam - Cantor Fitzgerald - Analyst

Jay, first of all given in light of the 2500 launch I know you have capabilities to increase the throughput on the 2000 to over 1 [tera] basis and so is that currently shelved given that there isn’t sufficient demand for that kind of throughput in the market? Or could you maybe comment on that?

Jay Flatley - Illumina, Inc. - Pres, CEO

Well, we are costly pushing the technology in all different directions overall, output per run, the length of the runs, the accuracy of the overall sequencing results and what we decide ultimately deploy to the market is based on what we think the market needs are to at any given point in time. And based on what we saw with V3 and the feedback we have gotten from our customers, to be honest, the next step in improvement that they are after isn’t an increase in overall output, it is a decrease in the runtime.

And that is why we focused this next product on pushing that dimension of the system rather than the overall output. But your presumption is correct. That we certainly have the ability to increase the overall output when we think that is appropriate for the marketplace.

Sung Ji Nam - Cantor Fitzgerald - Analyst

Thanks. And then I guess to the extent possible could you comment on what your expectations are for the growth potential for the Company, the topline growth potential? More normalized environment. You have posted obviously very strong double-digit growth over the last several years. This year you are guiding to 4% to 11% which is the lowest that we have seen coming from you guys.

And then you’ve talked about the future market opportunities which I would say from a penetration standpoint sounds conservative but if you look at the total market you are talking about $63 billion market opportunity and just curious as to where do you expect the funding to come from? You know is it coming from the therapeutics market to a large extent or — it just seems pretty aggressive compared to the current IDD market globally.

Jay Flatley - Illumina, Inc. - Pres, CEO

What part is aggressive compared to the — ?

Sung Ji Nam - Cantor Fitzgerald - Analyst

In terms of the market, future market opportunity coming from newborns as well as cancer testing. And then, if you could comment on the more normalized environment and what the topline growth potential could be in the near term in the next two to three years?

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Jay Flatley - Illumina, Inc. - Pres, CEO

We haven’t renewed our long-term guidance and we haven't done that yet because there are remaining uncertainties and you have seen the guidance we put out for this year, reflecting the continued cautiousness surrounding the global funding environment. And we think that is an appropriate place to be.

Having said that, we think overall this market is a strong double-digit grower. We think these new market opportunities are going to be absolutely enormous. You know, we put a 1% penetration on those markets as I think you did, you put a 10% penetration on there you are looking at $6 billion of opportunity and particularly for the cancer market has the prospects of taking off quite quickly. And we think we are within a year or two of dramatic inflection point in cancer and if any one of these markets begins to take hold, I think you'll see a rapid acceleration of sequencing penetration and growth into those markets.

And presuming we remain the leader which we are absolutely committed to doing, that could strike very high growth rates again for the Company.

Operator

Jon Groberg with Macquarie Capital.

Jon Groberg - Macquarie Research Equities - Analyst

I guess my big question is kind of just an industry questioned for all the participants is how are you thinking about pricing? I mean, it is hard for me to imagine a researcher or someone looking at their budget today willing to spend $500,000 to $700,000 for an instrument again and spend as much as $5,000, $6,000 per genome again, at least in kind of their outlook for things, given all the products that you and others have announced. Maybe you can talk about what your anticipation is from a pricing perspective. Thanks.

Jay Flatley - Illumina, Inc. - Pres, CEO

Sure. I think this market has been fueled for a decade at least by the fact that there is enormous elasticity in the sequencing market and so we have in fact driven prices down historically in this marketplace. And we think we will continue to be extremely competitive there.

The question really becomes one of where is that elasticity in each of the different market segments. And we think we are about to break open new markets in cancer as we talked about just a couple of minutes ago. And as we get down towards the $1,000 genome we think that that opportunity is going to break wide open and generate enormous revenue and that revenue obviously greater than the loss from the pricing changes.

With respect to instrument pricing, we are continuing to sell HiSeqs at very high prices and the 2500 offers unique capabilities and there is no other technology in the marketplace that can do what our technology can. We can fast forward a year or 18 months and talk about the world then, that may be a little bit different and perhaps it will, perhaps it won't, but we are prepared to be fully competitive whenever it gets there.

Jon Groberg - Macquarie Research Equities - Analyst

Okay. Thanks.

Operator

Doug Schenkel with Cowen and Company.

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FEBRUARY 07, 2012 / 10:00PM, ILMN - Q4 2011 Illumina Inc Earnings & Tender Offer Response Conference Call

Doug Schenkel - Cowen and Company - Analyst

Thanks for taking the follow-up. So based on the detail you provided today on the pipeline and adjacent markets, you clearly recognize that effectively this is what you are going to have to do to convince current shareholders of the gross inadequacy of the Roche offer. But clearly in the past you have had a desire to almost be Applelike in really being really protective of disclosing anything in terms of product development until you are essentially ready to roll out a product.

Moving forward, how do you envision managing this? And do you now think you actually have to go even further in disclosing more detail in things like single molecule and the diagnostic opportunity? Are you thinking about another R&D day? We are just trying to think about how you are going to manage this moving forward which clearly, today, you are demonstrating is going to be different from what you have done in the past.

Jay Flatley - Illumina, Inc. - Pres, CEO

I mean we have talked a bit, Doug, about some new stuff and we think it is exciting technology to talk about. But I would suggest to you that we talked only about a very small part of our portfolio that is coming. And there is lots more behind this and so we may choose to disclose a bit more about this. But I think we continue to be Applesque, as you put it, in terms of the conservatism we have with preannouncing products or things that we haven’t done before.

So we make sure that anything we announce we have done. That it is robust, that it is working and that it is ready to go into a commercial deployment sort of pattern. And I think you’ll see us continue to behave exactly that way in the future.

Operator

And at this time I would like to turn the call back over to Mister Kevin Williams.

Kevin Williams - Illumina, Inc. - Dir.- IR

As a reminder, a replay of this call will be available as a webcast in the Investor section of our website as well as through the dial-in instructions contained in today’s earnings release. Thank you for joining us today. This concludes our call.

Operator

This concludes the presentation. Thank you for your participation and you may all now disconnect. Good day.

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FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth, (iv) business disruptions associated with the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, and (v) other factors detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, Illumina has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of these documents, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

In addition, Illumina will file a proxy statement and a WHITE proxy card with the SEC. The definitive proxy statement will be mailed to security holders of Illumina. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of the proxy statement, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Illumina and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Illumina’s 2012 Annual Meeting of Stockholders under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of Illumina’s directors and executive officers in (i) Illumina’s Annual Report on Form 10-K for the year ended January 2, 2011, which was filed with the SEC on February 28, 2011, and (ii) Illumina’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2011. To the extent that Illumina’s directors’ and executive officers’ holdings of Illumina’s securities have changed from the amounts printed in the proxy statement for the 2011 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.